PRESS RELEASE


BUCS Financial Corp                       Contact:        Mr. Herbert J. Moltzan
10455 Mill Run Circle                                     President and CEO
Owings Mills, Maryland                                    (410) 998-5304


                              For Immediate Release
                                February 14, 2002

                    OTS FAILS TO APPROVE BUCS FINANCIAL CORP
                            STOCK REPURCHASE PROGRAM

         BUCS Financial Corp, Owings Mills, Maryland (the "Company"), the holding company of BUCS Federal Bank (the "Bank") filed a notice with the Office of Thrift Supervision ("OTS") on October 1, 2001 seeking permission to repurchase up to 5% of the Company's outstanding stock within the first year of the conversion of the Bank from the mutual to stock form of organization. After receiving OTS comments and filing additional materials with the OTS to support its application, on February 12, 2002, the OTS notified the Bank that the Company's application had been denied.

         Based upon the trading price of the Company's stock and the Company's level of capitalization, the Board of Directors of the Company believes that the 5% stock repurchase program would be in the best interest of the Company and its shareholders. However, pursuant to applicable OTS regulations, stock repurchases are prohibited, without OTS approval, until one year after the completion of the Bank's conversion to stock form. The Bank completed its conversion to stock form on March 14, 2001. Accordingly, since the Company did not receive approval from the OTS of its October 1, 2001 request, it will not be permitted to repurchase stock until March 14, 2002, at which time the Board of Directors will examine the price of the Company's stock, the financial condition of the Company, the market and other factors to determine whether to adopt a stock repurchase program.

         The Company conducts its business through its main office in Owings Mill, Maryland and its branch office in Columbia, Maryland. The Company expects to open a third office at the Columbia Crossings II Shopping Center, Columbia, Maryland in late 2002. As of December 31, 2001, the Company had total assets and stockholders' equity of $84.6 million and $9.7 million, respectively. The Company's stock is traded on the Over-the-Counter Market under the symbol "BUCS" with quotations available through the OTC Electronic Bulletin Board.